Exhibit 10.30

HOMEOWNERS
RELOCATION ASSISTANCE

PG&E – Officer
Homeowner-New Hire 1/09

ELIGIBILITY

In order to qualify for relocation assistance:

●	Your new commute must be AT LEAST 50 miles FURTHER than your current commute. To determine eligibility:

Mileage from CURRENT home to NEW headquarters: miles
Mileage from CURRENT home to CURRENT headquarters: ( miles)

Difference must equal 50 miles or more. miles

The relocation must result in a commute which is substantially reduced, that is by at least 50 percent.  Your new residence must be closer to the new headquarters than the former residence.

●
Moves over 100 miles require the new residence to be within 50 miles of the new headquarters.  You are encouraged to consult with Relocation Services to verify the maximum allowable distance from the new headquarters.

●	Moves less than 100 miles require that the commute be reduced by at least 50 percent.

●
You must relocate your primary residence within one year from the effective date of hire.  Establishing a permanent residence is defined as the employee and family establishing a permanent tax base.  Traveling back to the principle residence on weekends from an apartment, mobile home, motor home, rented room or company housing will not qualify for relocation assistance.

PAYBACK AGREEMENT

You will be asked to sign a Relocation Payback Agreement.  Please read this document carefully and return it directly to Relocation Services in the envelope provided.

No payments will be made or services requested until a signed copy of this agreement is on file.

RELOCATION ASSISTANCE CHECKLIST

1. Home Sale	Homeowner*
A. Home Sale Assistance Program B. Direct Reimbursement for Closing Costs	Yes Yes
2.Move Allowance	Yes
3. House Hunting Trip	Yes
4. Enroute Expenses	Yes
5. Corporate Housing (temporary housing)	Yes
6.Moving A. Household Move B. Household Storage C. Delivery out of Storage	Yes 90 days Yes
7.Home Purchase Closing Costs	Yes
8.Mortgage Interest Differential Allowance (MIDA)	Yes (1)

*Status at the time of the job interview.  Mobile homes do not qualify for the Home Sale Assistance Program.

(1) In order to quality, new rate must be at least 10 percent and exceed current rate by at least 2 percent.

NOTE: All relocation assistance must be requested within one year of the effective date of hire.

  Reimbursements NOT submitted within one year will be denied.
  Receipts must be provided.

In addition to other policy provisions regarding the timing of expense reimbursements, any reimbursements of taxable expenses provided pursuant to this program shall be reimbursed on or before the last day of the calendar year following the year in which the expense was incurred, consistent with requirements in Internal Revenue Code Section 409A, as it may be amended.

The amount of expenses eligible for reimbursement is not subject to a multi-year cap.  As a result, expenses eligible for reimbursement during one year do not affect the expenses eligible for reimbursement in any other taxable year.

MOVE ALLOWANCE

The Move Allowance is intended to help defray some of the miscellaneous relocation expenses not directly reimbursed by policy.  Receipts will not be required.

The only action required by the employee is to return the Relocation Expense Payback Agreement and Home Sale Assistance Agreement, if appropriate.

It should be noted that if an employee accepts the Move Allowance and does not complete the relocation process per the terms of the policy, the Allowance must be repaid in full.

This allowance is intended, but not limited to the following:

●	Travel expenses not covered by policy
●	Temporary housing not covered by policy
●	Commuting costs
●	Additional income tax liability
●	Express Mail Charges (Federal Express, UPS, Airborne Express, etc.)
●	Notary fees
●	Connecting utilities, TV antenna, etc.
●	Concessions negotiated in the sale of a home
●	Installation of major appliances
●	Pet expenses: moving, kennel etc.
●	Losses of fees for subscriptions, memberships, schools, safety deposit box
●	Automobile registration fees, licenses, or smog control charges
●	Spouse/Domestic Partner employment costs
●	Tips
●	Cleaning, trash/debris removal
●	Purchase, alteration, installation of window and floor coverings
●	Laundry and cleaning
●	Personal telephone calls (long distance, cell phone charges)
●	Child care expenses
●	Extra pick-ups for removal of packing boxes, etc.
●	Extra delivery charges for moves From/To more than one location
●	Travel home on weekends
●	Wine and wine cellar shipment

HOUSE HUNTING TRIP

HOUSE HUNTING TRIP

The expense outlined below will be reimbursed in connection with 2 House Hunting trips of 4 days/4 nights each.

The employee will be reimbursed for the following expenses for the employee, spouse/domestic partner and dependent children.

Travel:	Advance purchase coach airfare
Lodging:	PG&E designated hotel or equivalent
Rental car:	4 days plus gas
Meals:	$75/day maximum for adults and children 16 years of age and older $40/day maximum for children under 16 years of age
Alcoholic beverages are not reimbursed
Ground transportation:.	If required, taxi.

Receipts required for all expenses.

ENROUTE EXPENSES (Final trip to new location)

The employee will be reimbursed for the expenses relating to travel expenses necessary to move the members of the family from the old to the new location.

Travel:	Travel for employee, spouse/domestic partner and dependent children
Advance purchase, coach airfare

Lodging:	Up to 3 nights at a PG&E designated hotel. This lodging is meant to cover the night(s) the employee may not be able to stay in the former residence because household goods have been removed
OR at the new location as they cannot yet move into the new residence

Meals:	Up to 3 days, at the maximum rates noted above.
Alcoholic beverages are not reimbursed.
Receipts required for all expenses.

CORPORATE HOUSING

The cost of corporate housing for the employee will be provided for up to 6 months, as long as the employee is still financially responsible for their former residence.  Corporate housing is unable to accommodate pets.

HOUSEHOLD MOVE AND STORAGE

PG&E will pay the cost to transport your household goods from your current residence to your new permanent residence.  This includes full packing, unpacking, disconnecting, and reconnecting appliances to EXISTING wiring, and plumbing.  Service to appliances applies only to those appliances that were moved.

The pickup of goods from only ONE location is authorized.  Additional stops at pickup or delivery will be billed to you.

If you are unavailable for a pick-up or delivery and do not notify the movers in advance, any additional charges will be billed to you.

Items associated with an in home business are EXCLUDED.

Do not contact any moving company; this will be done through Relocation Services.

The assigned carrier will contact you to arrange for a survey of the goods to be packed and moved.  When contacted by the carrier, be sure to inform them of items that require special handling (piano, shop equipment, large freezers, bulky items, etc.) or of any access problems (narrow or hillside roads, stairs, etc.).

DO NOT arrange insurance for the move or storage of your goods.  This is provided by PG&E.  Please be sure you declare the value of your goods.  Should the value exceed $50,000, inform the carrier AND Relocation Services so that additional insurance can be provided.

A minimum notice of 30 working days is required.  During summer months and Christmas holidays, more lead-time is required.  Weekend moves are not authorized.  If you request a weekend or holiday move, the overtime charges will be collected directly from you upon delivery.

It is recommended that you or a member of your family be present during packing and loading to make certain that a complete inventory is made.  Upon delivery, you should inspect your belongings WHEN they are unloaded and unpacked to be sure all items on the inventory are delivered.  You should report loss or damage to the driver and note it on the inventory.  Claims for lost or damaged items not on the inventory will be denied.  All claims must be submitted within 90 days of delivery date.

It is also recommended that on the day of delivery you allow for minimum unpacking services.  PG&E has defined these as setting up beds, hanging paintings and mirrors, and connecting lamps.  This will allow you to settle in.  The remainder of the unpacking can be scheduled for the next day.  Be sure you discuss your unpacking needs and preferences before your move occurs.  This will allow for proper scheduling.

PG&E pay the following expenses directly to the mover:

·Cost of packing, moving, and unpacking your household goods.  Unpacking is defined as removing the packed articles from the box in the appropriate room and the removal of the packing material on the day of delivery.  Unpacking does not include putting glasses and dishes on shelves or putting clothes in drawers.

Packing material MUST be removed on the day of delivery.  Extra pick-ups for the removal of packing material are your responsibility.

●
Cost of packing, moving, and unpacking your household goods.  Unpacking is defined as removing the packed articles from the box in the appropriate room and the removal of the packing material on the day of delivery.  Unpacking does not include putting glasses and dishes on shelves or putting clothes in drawers.

Packing material MUST be removed on the day of delivery.  Extra pick-ups for the removal of packing material are your responsibility.

●
Storage of your household goods for up to 60 days.  Storage costs in excess of 60 days will be billed directly to you upon delivery.  The cost to move the goods out of storage is paid by the company providing it is within one year of your date of hire.  It is your responsibility to arrange for payment of additional charges with the movers.  Be sure to verify what forms of payment are acceptable.

●	Normal appliance service for washer, dryer, refrigerator, and freezer that were a part of the move. New appliances delivered by a different source are excluded.

●
Portable spas will be moved as long as plumbing and wiring is disconnected prior to the move.  This is an employee responsibility.  If a crane is required to move the spa, you will be charged for this service.

●	Automobiles--interstate moves only (over 750 miles). Value must exceed the cost of shipment.

EMPLOYEE HOUSEHOLD MOVE INSTRUCTIONS
PACKING

At the time of packing you or someone you can rely on should be present to note the carrier inventory of goods and their condition.  You should write in your exceptions (make reference to the carrier's item number) at the close of the inventory before you sign it.  The same inventory will be used at destination to check complete delivery and condition.  You again should note exceptions before you sign.  Failure to note damage immediately may result in claims being denied.

Company policy calls for the carrier to pack all normal household goods.  If, for any reason, you desire to pack particular items, ask the carrier to provide proper packing materials and containers.  The company will pay for this material.  Items that require SPECIAL CARE should be called to the attention of the movers.  Regulations affecting carrier's responsibilities for goods you pack and unpack vary from state to state.  Claims for loss or damage are more difficult to substantiate when you pack or unpack part of your shipment.  Therefore, you are encouraged to allow the carrier to do the entire job.

UNPACKING

Unpacking is defined as removing the packed articles from the box in the appropriate room and the removal of the packing boxes on the day of delivery.  This service does not include putting glasses and dishes on shelves or putting clothes in drawers.  Extra pick-ups for the removal of packing material are not authorized.  You may wish to unpack some articles.  If you do, claims against the carrier for loss or damage may be more difficult to substantiate.  Make sure the inventory shows which articles you will unpack before you sign it.

Allowing the movers to remove cartons and packing materials on delivery day will insure that these materials are recycled.

You or your representative must be present at the time of delivery and unpacking.  It is YOUR responsibility to insure that all items delivered are checked off the inventory.

Goods will be placed in the area of the house that you designate.  Beds will be assembled and mirrors attached to dressers.

PACKING AND PICK-UP DATES

Bedding, utensils, and clothing can be set aside for use on your last night and packed on moving day.  After a date is agreed upon, the carrier is required to give reasonable advance notice of delay, if unable to comply.

DELIVERY DATES

At the time your move is arranged, a delivery spread will be fixed according to your request and the carrier's ability to comply.  Shipments of less than 2,000 pounds may require up to 14 days to deliver.

DELIVERY

You or someone you can rely on should be present to check off each item on your inventory as it comes into your residence. Make note of damaged or missing articles on the driver's inventory BEFORE signing.

HOUSEHOLD APPLIANCES

The carrier will inform you which household appliances require special services for transportation.  These may include washers, dryers, freezers, sewing machines, televisions, refrigerators, etc.  Ice makers and portable spas must be disconnected by you prior to the day of the move.  Appliances will be reconnected only to existing plumbing and wiring.  Reconnecting icemakers and portable spas is not authorized.

When portable spas are moved, should the use of a crane be required to lift the spa, this cost will be billed to you.

BILL OF LADING

After your goods are loaded, the driver will give you a bill of lading, which is the contract of carriage as well as your receipt.  Be certain the bill of lading shows the correct destination address and proper instructions for notice of delivery.

FAMILY PETS

The company does not reimburse for the shipment of household pets.  You must arrange for boarding, handling, shipping, insurance, shots, health certificates, etc.  Your Cash Moving Allowance can be used for these expenses.

CARS

You are expected to drive your personal car to the new location.  However, for interstate moves, the shipment of a maximum of two cars may be authorized provided the distance is greater than 750 miles.  The value of the vehicles authorized to be moved MUST EXCEED the cost of shipment.  Do not pack household or personal affects in a vehicle to be shipped.  The carrier cannot be responsible for their loss or damage.  Automobiles are insured at Blue Book value.  Automobiles are not stored.

Please plan the move of your automobiles in advance.  Cars may be shipped prior to the move of your household goods.  Advance planning can eliminate the need for rental cars.

When accepting delivery of a car, check the car thoroughly for damage.  Be certain to check under the hood and the undercarriage for damage.  If damage is not reported IMMEDIATELY, claims may be denied.

Motorcycles and power mowers can usually be shipped with household goods.  You must drain gas and oil.

STORAGE LOCKERS

The move of household goods from public storage lockers is authorized provided an extra stop is not required.  Goods will be packed and loaded from only one location.  If goods are picked up from a storage locker, the employee must contact the storage facility and arrange for all the necessary releases/documentation.  You or your representative must be present to sign the inventory.

CHARGES

The company instructs carriers to bill for packing, moving, unpacking, and in-transit storage when authorized.  You will be billed directly by the carrier for additional shipments and services, which you arrange.  Unless you have been extended credit prior to delivery, payment for services you arrange must be by cash or certified check.

STORAGE

If possible, you should select new quarters before your household goods arrive so they can be delivered directly.  If you have not arranged for new quarters by the time the goods arrive, in-transit storage may be authorized.  You may be eligible for in-transit storage at a company-authorized facility provided the need does not arise because of your personal delay (e.g., vacation, enroute) in selecting quarters.  Delivery out of storage may be authorized.  If you elect to store your goods for a period longer than covered by the relocation policy, you will be billed for the additional storage and insurance costs (COD) when the goods are delivered.

Should a portion of your goods be delivered to a temporary location and the rest put in-transit storage, you will be responsible for the cost to move the goods from the temporary location.

Storage for longer than one year requires company approval.

ITEMS NOT AUTHORIZED TO BE MOVED

The following items are not authorized either due to company policy or legal restrictions placed on the movers.

●	Building material: bricks, rocks, gravel, lumber, cement, etc.
●	Combustible items: paint, lighter fluid, aerosols
●	Plants, shrubs, trees, fertilizer, dirt
●	Perishable foodstuffs and/or frozen foods
●	Pets or animals of any kind
●	Boats, boat trailers, recreational vehicles, trailers
●	Valuable jewelry, precious stones, furs
●	Valuable papers, securities, money
●	Ammunition and/or explosives
●	Tractors or farm implements other than those required for normal garden use
●	Firewood, coal
●	Articles of inherent or extraordinary value
●	Farm animals, horses, cattle, fowl, etc.
●	Items from a temporary residence
●	Items that cannot be attached a value (personal paintings, pottery, etc.)
●	Auto parts
●	Autos that cannot be driven
●	Satellite dishes
●	Wine and wine cellar shipments

SERVICES NOT AUTHORIZED

The following services are not authorized.

●	Storage of automobiles
●	Weekend or holiday moves, overtime
●	Extra pick-up and/or delivery

●	Disassembly and reassembly of playhouses, tool sheds, swimming pools/spas, TV antennas, satellite dishes, workbenches, play equipment
●	Installation of television antennas, tool sheds, play equipment, etc.
●	Removal of wall-to-wall carpeting and/or draperies
●	Providing or moving electrical/gas outlets for appliances
●	Disconnecting/connecting ice makers or portable spas
●	Venting dryers
●	Reconnecting water softeners
●	Draining and refilling waterbeds
●	Moving items from a temporary living location
●	Storage of household goods, other than in-transit
●	Extra pick-up for removal of packing material
●	House cleaning
●	Exclusive use of a van to expedite service
●	Crane service for a spa

INSURANCE

The company has arranged for insurance coverage of personal property shipped and/or stored by the company-approved household goods carriers.

PG&E provide insurance (full replacement value) for household goods up to $50,000.  Automobiles authorized for interstate moves are insured at Blue Book value.  If the estimated value of goods exceeds $50,000, you must declare full value of your household furnishings to the carrier and Relocation Services so that additional coverage can be provided.

NOTE:Movers will accept items such as televisions, stereos, personal computers, recording equipment, and other similar items for shipment.  However, they will not accept liability for internal damage to the equipment or appliances caused by moving, vibrations or other normal handling.  They will only accept liability for damage when there is EXTERNAL VISUAL DAMAGE caused by maltreatment and the condition of the item is noted at the time of delivery.

You must carry with you such articles as money, valuable documents, credit cards, jewelry, watches, firearms, live plants, etc.  Carriers cannot insure these articles.  You should transport irreplaceable articles.  Settlement of claims requires that damaged goods be surrendered to the insurance company when a replacement is provided.

All claims for loss or damage to Household goods should be submitted directly to the insurance company. Claims for damage to your home should be submitted directly to the carrier.

ALL CLAIMS MUST BE SUBMITTED WITHIN 90 DAYS OF DELIVERY.

ARTICLES OF VALUE

Articles of sentimental value, documents, jewelry, family portraits, photo albums, stamp and coin collections, birth certificates and diplomas are examples of articles that fall into this category.  The company will NOT assume responsibility for safe movement of such articles.

HIGH VALUE ARTICLES

Antiques, heirlooms, rare book and art works or items with difficult to establish value fall into this category.  In order for the company to assume responsibility for high valued articles, you MUST list them and declare their value.  You MUST be able to verify the value claimed with purchase documents or current professional appraisals.  If you must have items appraised to establish value, it will be at your expense.  If you are unable to verify the declared value, claims will be settled on the basis of the utilitarian value of the item.

IMPORTANT HINTS

●
Be certain your new residence can accommodate the furniture you are moving.  Measuring the rooms prior to moving can help you determine whether or not all furniture should be transported.  If not, you may want to dispose of it at your old location.

●	Be certain the movers can contact you on the day of the move by providing them with a cell phone number.
●	Keep the telephone number of the movers handy on moving day. You may need to contact them during the move or during delivery.
●	Leave a message telephone number with the movers. It may be necessary to contact you during the move or prior to the delivery of goods.
●	Notify the driver or movers IMMEDIATELY of any damaged or missing items. to report damage or missing items immediately may result in claims being denied.

Items not usually considered to be normal household goods and those not suited to furniture van transport are excluded; these include but are not limited to large machinery, boats, recreational vehicles, plants, building materials, frozen food, items related to a home business, and items which cost more to ship than the value.

SELECTING A REAL ESTATE AGENT

Program guidelines require you to work with agents from an approved list to list your home.

As a new hire your time is very valuable-you have a LIMITED amount of time in which to complete house hunting and get settled in your new location.  For this reason, if you are not satisfied with the service your real estate agent is providing, do not hesitate to request another agent.  Although you may feel obligated to the first agent because they have spent time showing you homes, you do not owe them anything.

PG&E REALTOR NETWORK

The home purchase firm and PG&E have created a list of preferred real estate agents to assist employees in obtaining quality service.

The home purchase firm or PG&E’s Relocation Department will automatically refer an employee to a preferred agent in the new location.

ADVANTAGES TO YOU

It is common practice in the real estate industry for a real estate broker in one community to refer a prospective homebuyer to a real estate agent in another community.  Then if the homebuyer is successful in buying, the broker who receives the homebuyer as a client pays a “referral fee” to the broker who gave the referral.

Unfortunately, in most cases a real estate broker refers the homebuyer to a broker in another area or state who is UNKNOWN to the broker.  Usually the only criteria the selected broker had to meet was that he/she was listed in a national book of brokers willing to pay a referral fee.

On the other hand, because the home purchase firm and PG&E list homes with real estate firms all over the country every day they are in an ideal position to evaluate the professionalism, track record and quality of services offered by different firms.  As a result, the real estate brokers in the “PG&E” network are screened professionals who are knowledgeable about residential real estate transactions AND the special needs of corporate new hires.  This is VERY IMPORTANT because a broker who is not knowledgeable or professional can seriously hinder your purchasing efforts.

In addition, the home purchase firm and PG&E continually monitor the performance of these brokers.  The brokers realize that in addition to serving the new hire needs, they are working for PG&E as well.  As a result, the brokers in the network will be attentive to your needs so they can be assured of continued business.

It is critical that you have a knowledgeable real estate broker when looking for a home in your new area.  You will need to rely on the broker to show you where schools and amenities are located, explain what home values are doing in different areas, and possibly give you guidance regarding what types of homes traditionally have a shorter marketing time.

The brokers in the network will be thoroughly familiar with the area where you will be house hunting.  Should you decide to house hunt in an area unfamiliar to the broker, he or she will refer you back to the home purchase firm so you can be referred to a broker that is familiar with that particular area.

They can also offer some guidance regarding home values in an area by showing you sales prices of comparable homes that have recently sold.  Unfortunately, IT IS NOT unusual for an “out-of-town” buyer to overpay for a home if the buyer has moved from an area of higher priced homes and the broker does not take time to show the buyer what similar homes sold for.

The firms and brokers in the network have demonstrated that they can help you find a home and neighborhood that is right for you.  They have done this by joining professional organizations that educate brokers on the specific needs of corporate new hires.

Along with the definite advantages to you, the network offers advantages to PG&E as well.  If you buy a home through a network referred real estate firm, that firm will pay PG&E a “referral fee”.  This revenue will then be used to offset relocation expenses to PG&E.  And because the costs to relocate employees is high, it makes good competitive business sense to take advantage of the opportunity to reduce expenses whenever possible.

As a final point, it is important for you to know that the payment of a referral fee does not affect the price you pay for a home.

FOR THESE REASONS, ALL RELOCATING NEW HIRES ARE REQUIRED TO USE THE HOME PURCHASE/PG&E BROKER REFERRAL NETWORK WHEN SELLING AND/OR BUYING A HOME.

Employees who are not currently home owners or employees who do not participate in the Home Sale Assistance Program should contact call Relocation Services to request a referral.

HOUSE HUNTING TIPS

Some of the following suggestions may aid you in your search for a home in your new location.

●
Be cautious if you are moving to a lower cost area.  What may appear to be a bargain based on prices in your present location may be overpriced in your new location.  New hires have a reputation for paying MORE for homes in their new location than someone who is already living in the area and is more familiar with the market.  Look around enough to be able to judge local values.

This is where a PG&E approved real estate agent can be of value.

●
When looking at homes, keep your top two or three choices in mind.  In this way, when you begin negotiations on you first choice, you will have more leverage if they know you also have one or two more homes on which you are willing to make offers.

●
If you are thinking about building a home in your new location, it may be advisable to reconsider.  You will be in a new job, which may initially involve more time on the job and this, coupled with the demands and stresses of new home construction, may be a large burden.

●
You should keep in mind that under current relocation policy investments in most improvements, personal property, etc. will not be protected - you will only be protected on the LESSER of the TRUE purchase price of the home or the appraised value established by the lender at time of purchase.

●	If you anticipate being relocated again, you should strongly consider buying the home you want rather than buying a lesser home and making major improvements. ALWAYS THINK RESALE.

●	You should ALWAYS make your offer to purchase contingent on
--building inspections reports that are satisfactory, even if you are purchasing a newly constructed home
--the property appraising at purchase price or higher
--obtaining financing

HOME SALE ASSISTANCE PROGRAM

The Home Sale Assistance Program is an option available to help you sell your home for the best price given CURRENT MARKET condition.  To achieve this goal, the home purchase firm will talk with you and the REALTOR to establish a list price and marketing strategy.  If you are unable to secure a sale, you may elect to accept the Appraised Value Offer

The Home Sale Assistance Program is available if your home qualifies and if you abide by program guidelines.  Mobile homes and homes owned with a non-Spouse/Domestic Partner are ineligible for this program.  Your must sign and return the Home Sale Assistance Agreement to initiate participation in the program.

Briefly, the program works as follows.  Your home must meet program guidelines.  You must inform Relocation Services within 7 days of your effective date of hire that you are requesting participation in the Home Sale Assistance Program and return a signed copy of the Home Sale Assistance Agreement. Relocation Services will then notify the home purchase firm of your interest and a consultant will contact you with details of the program, which includes:

●	Prelisting Analysis and Strategy (Brokers Market Analysis) using an approved list of realtors
●	Listing Price Recommendation and Approval
●	The Appraised Process
●	The Amended Value Program
●	The Appraised Value Program
●	Equity Advances

In order to participate in the program you may not list your home for sale until the prelisting analysis is completed and presented to you.  After review of this data with you, a recommended list price will be determined.  You may list your home prior to the appraisal process being completed.  The initial list price is based on the Brokers Market Analysis.  Once the appraisal process is completed, it may be necessary to adjust the list price since it must be within program guidelines.  The current list price guideline is:

List price cannot exceed current listing guidelines.

The agents will complete the prelisting analysis and marketing strategy.  You must list your home within the listing guidelines and actively market it for 45 days.

The purpose of the prelisting analysis is to acquaint you with current market conditions. It will enable you to make the best use of the time available to you to market your home, usually about 60 days.  In today's market initial pricing is critical to securing a sale.  While your home is on the market the appraisal process will also begin.  Once the appraisal process is completed and the Appraised Value Offer determined your initial list price may require adjustment.

Failure to observe listing guidelines will disqualify you from the program.

INTRODUCTION

This Home Sale Assistance Program is designed to help you sell your home for the current market value.  By using this service, you can receive your equity and move on to the new location.  You will then be free to concentrate on your new job.  This section outlines the PG&E Home Sale Assistance Program.

The goal of the Home Sale Assistance Program is to assist you in obtaining the highest possible price for your home in the current market.  To achieve this goal, the home purchase firm will work with you and your Realtor to develop a marketing strategy and assist you to negotiate the highest price.

After negotiating a sale, DO NOT sign any document or accept any deposit.  Contact your Consultant IMMEDIATELY.  Signing any documents could jeopardize your participation in the program and favorable tax treatment.

Several documents must be completed and returned to the home purchase firm whether you assign an offer or accept the Appraised Value Offer.  Your Consultant is available to assist you and your Realtor completes the necessary documents.  Your transactions cannot be completed until the home purchase firm receives all required documentation.

PG&E reimburses the home purchase firm for the normal seller's closing costs associated with acquiring and selling your home.  These include initial assessments (inspections), appraisals, as well as broker commissions.  The home purchase firm receives a flat service fee from PG&E for providing these services.

It is not the home purchase firm's purpose to benefit from or make a profit on the sale of your home.  Helping you get the best possible price for your home within a reasonable time is everyone's objective: Yours, PG&E's and the home purchase firm's.

AN OVERVIEW

You are allowed up to seven days from the date of hire to request this service from Relocation Services by returning the Home Sale Assistance Agreement to Relocation Services.

●	Your Consultant will contact you to provide an overview of the program. This contact will occur within 48 hours of Relocation Services notifying the home purchase firm of your interest.

●	Your consultant will provide you with a list of approved agents to select from.

●
The agents will complete the Prelisting Analysis and Marketing Strategy PRIOR to listing your home.  Spouse/Domestic Partners and family members are ineligible to list an employee’s home.  Two Broker’s Market Analysis will be obtained.

●	Upon review of this material with you, the home purchase firm will recommend an initial list price.

●	Local independent appraisers selected by you from an approved list will appraise your home.

●	Upon receipt of the Appraisal Value Offer, your list price must be within current program guidelines.

●	Property assessments (inspections) appropriate to the age and condition of your home are required and will be ordered by the home purchase firm.

●	The home purchase firm will extend an Appraised Value Offer to purchase your home. This offer is valid for 60 days.

●	You may assign an offer or accept the Appraised Value Offer at any time during the 60-day marketing period provided your home has been listed for at least 45 days.

●
You must present and review ALL offers with your Consultant even though they may be less or seem less than the Appraised Value Offer.  This will assist you in determining which offer will net you the greatest amount.  The review will also confirm which closing costs are reimbursable under the PG&E program.

●
Once you assign an offer or accept the Appraised Value offer, you may receive an advance on your equity before the close of escrow for use as an earnest deposit/down payment on your new home.  This advance is based on the Appraised Value Offer, not the sales price.

ELIGIBILITY

To be eligible for this program, your home must meet the following requirements:

●
A completed typical single -family dwelling or condominiums on a standard size lot (less than one acre).  Unusual homes such as geodesic domes, earth homes, log cabins, houseboats, A-frames, Victorians and other specialty homes are excluded.

●
Homes older than 40 years may be ineligible.  Exceptions may be made if the homeowner can provide a letter of code compliance (dated within the last 5 years) from the appropriate governmental inspection office.

●	Your principal residence and where you currently reside

●	Owned only by you and/or your Spouse/Domestic Partner (an ex-Spouse/ Domestic Partner or parent cannot be on the title)

●	Determined to be marketable by PG&E

●	Mortgage payments, Real Estate taxes, and Association dues must be current.

●	Zoned residential. Rural residential zoning or lots larger than one acre do not qualify.

●	All required building permits and private road maintenance agreements must be recorded

It is also important to note the following:

Your Listing Agreement must include the "Exclusion Clause."

●	You must list your home and actively market it for at least 45 days.

●
When you request the home purchase firm's assistance, your home must be available for sale.  It cannot have been rented or leased within the prior 12 months.  It cannot be rented or leased after you elect to participate.  All construction and/or repairs must be completed prior to requesting the Home sale Assistance Program.

If upon appraisal and subsequent inspection, it is determined that repairs are required, you may either undertake and pay for those repairs OR allow the home purchase firm to order repair work and deduct twice the cost (except for termite work) from your final equity.  Excess funds withheld will be returned upon completion of the work.

Major structural defects may affect the marketability of a home and may disqualify a home from the Home Sale Assistance Program.

●	Homes containing UFFI, asbestos (interior or exterior), an unacceptable level of radon gas, or any other toxic substance are ineligible.
●	Homes with LP siding or synthetic stucco are ineligible.
●	Homes with toxic mold.
●	Homes containing a well must have water rights. In addition, the water supply must be BOTH potable and ample under local standards.
●	Farms, places of business, cooperative apartments, mobile homes, duplexes, vacation and income (rental) property are ineligible.
●
The land on which the residence is located must constitute a lot of standard size for the area and be zoned residential.  Land not reasonably necessary for the use and enjoyment of the property as a single-family dwelling, such as additional lots or farm acreage, is excluded.

●	Condominiums must meet the following guidelines:

--Only twenty percent (20%) of the total number of finished units can be vacant and/or unsold.

--Only twenty percent (20%) of the units may be owned by absentee investors for rental purposes.

--Association dues/Assessments per year (net of utilities) should not exceed two percent (2%) of the estimated fair market value of the condominium unit.

       -- Condominium units in the complex must be mortgageable by FNMA standards.

-- Condominium Associations must be in sound financial condition as evidenced by (I) current financial statements, (II) sufficient replacement reserves, (III) no rapid increase association dues, and (IV) no unusual or excessive liens.

Your are responsible for providing verification of the above.

●	Other factors which may affect the eligibility of a property for this program include, but are not limited to, the following:

--Legal/title problems (liens, judgments)

--Property line issues (properties with private roads must have a recorded road maintenance agreement)

--Structural problems/damage

-- Expansive soil

-- Safety or code violations

-- Unmarketable title

--Inability to meet conventional lender or insurance requirements

--Properties in foreclosure

--Bankruptcy

--Special financing (e.g., first-time buyers)

If your home is subject to any of the items listed above, inform Relocation Services.

●	PG&E RETAIN THE RIGHT TO MAKE THE FINAL DECISION ON THE ELIGIBILITY OF A HOME FOR THE HOME SALE ASSISTANCE PROGRAM.

REQUIRED INSPECTIONS/DISCLOSURE

Pest and General Home Inspections are required for all homes.  If you have a pool and/or spa that is being sold with the home, a pool/spa and equipment inspection is required.  If the appraisers or pest inspector recommends a roof inspection, one will be ordered.  If applicable, a septic system/well inspection, radon gas or any other inspections required to satisfy local codes will be ordered.  In some cases, a structural or soil inspection may be ordered.  All inspections will be ordered and paid by the home purchase firm.  Copies of the reports will be provided to you.

Payment for any termite work (Section I and II), pool, spa, septic system, roof work and/or repair, as well as any repairs required by a general home inspection will be your responsibility.  Re-inspection charges may be your responsibility.  In the event a report calls for the further inspection of inaccessible areas, funds will be withheld in the event that repairs are required.

You may order the work done at your expense and submit the re inspection reports directly to the home purchase firm.  Re inspection reports are required before final equity can be released.

Twice the amount of the estimate, except for termite repairs, will be withheld for he cost of repairs not completed prior to you vacating your home.  Any refund will be forwarded to you with a revised closing statement after the work has been completed.

All repairs to correct any local code violations as well as damage, dry rot, etc., must be completed prior to you vacating your home.  Permits required by the local government agencies must be on file.

Disclosure laws mandate PG&E and the home purchase firm to provide copies of all reports to potential buyers.  The cost of repairs is not disclosed.

Employees are responsible for making full disclosure on their property.  Any litigation resulting from improper disclosure will be solely the employee's responsibility.

YOUR OPTIONS

PG&E provides you with the following Home Sale Assistance options:

●
Amended Value--Sell your home to a buyer of your choice for a price that is equal to or more than the Appraised Value Offer and assign the offer to the home purchase firm who will coordinate the closing.  Program guidelines must be followed.

●	Appraised Value Offer--Amend the offer and sell your home to the home purchase firm for the Appraised Value Offer.

●
Sell your home without the assistance of the home purchase firm.  You will be reimbursed typical seller's Closing Costs.  When selecting this option, employees are encouraged to consider the tax consequences associated with this reimbursement.

LISTING YOUR HOME FOR SALE

To be sure you receive the best possible price for your home and to test the market value, it is recommended that you list your property with an approved REALTOR.  For maximum exposure, insist upon a multiple-listing agreement of no more than 60 days.

To provide for cancellation of the listing agreement should you accept the home purchase firm's offer, the listing agreement must include the Exclusion Clause.

WITHOUT THE EXCLUSION CLAUSE IN YOUR LISTING AGREEMENT YOUR HOME CANNOT QUALIFY FOR THE HOME SALE ASSISTANCE PROGRAM.  A COPY WILL BE PROVIDED BY THE HOME PURCHASE FIRM.

Your listing agreement must be in writing.  For your own protection, leave no blanks and be sure to insert the exclusion clause before signing any listing agreement.

Should you encounter any difficulty in having your listing accepted with this provision, call your Consultant immediately.  Your Consultant can usually address the Realtor’s concerns with a phone call.

If an employee, Spouse/Domestic Partner, or family member is a REALTOR, it is a conflict of interest for the company to reimburse members of a relocating family for services (commission) connected with the sale of the old home or purchase of a new home.

MARKETING TIPS

The home purchase firm has a great deal of knowledge and experience in the real estate market.  They understand that a home is often a family's greatest single asset.

To obtain the best price within the time limits of your relocation, the following steps are recommended:

Before you list your home at a specific asking price, spend a few hours with a REALTOR, touring your community and examining recent comparable sales as well as current listings.  By doing this, you will be viewing your home in the same competitive arena as a potential buyer.

The prelisting Broker’s Market Analysis required by PG&E will provide you recent price and other information about comparable homes in your area that have sold and closed.  This information will assist you in knowing the competition and in arriving at a REALISTIC and COMPETITIVE list price.

Pricing realistically in relation to your specific market is critical.  Local REALTORS will be able to market your home more effectively if it is priced correctly.  Homes sell best when they are properly priced for the specific marketplace.

In estimating value, potential buyers and appraisers consider the condition of your home.  Not surprisingly, a well maintained home has greater buyer appeal.  If you have any deferred maintenance, you will want to complete it to make your home as marketable and competitive as possible.

Start the appraisal process as quickly as possible.  You'll be able to price your home realistically in relation to the market.

THE APPRAISAL PROCESS

The appraisal process establishes the Probable Sale Price of your property based on two appraisals.  This procedure requires approximately 15 working days.  Should a third appraisal be required, the process will take longer.  Once the home purchase firm has been notified by PG&E of your request to participate, your Consultant will call you within two business days to arrange for your home to be appraised.  At that time, you will be provided with names of appraisers.  You will be asked to select two, plus an alternate.  The alternate will be used if one of the original two is unavailable or if a third appraisal is required.  You must notify the home purchase firm of your selections as soon as possible, but no later than two weeks after receiving the names.

After you have selected appraisers, the home purchase firm will contact them with instructions to call you as soon as possible to arrange an appointment to appraise your home at a mutually convenient time.  You should schedule the visits of the appraisers for different times.  Allow at least two hours between appointments.  If you have any special timing problems in connection with the appraisal of your home, your Consultant can make this fact known to the appraisers at the outset.  The home purchase firm is required to notify PG&E of any delays.

The appraisers are independent professionals, experienced in the valuation of properties in your neighborhood.  Appraisers are selected by virtue of their demonstrated qualifications and past performance.  The home purchase firm must receive the written report establishing an anticipated sale price within ten business days of inspecting your home.  It will take the home purchase firm 3-4 days to review the appraisals.

Who Are the Appraisers?

First, the appraisers are designated professionals who specialize in appraising residential properties.  Second, they are independent fee appraisers.

The home purchase firm selects and lists appraisers after careful screening for experience, professionalism, and accuracy.  Appraisers are evaluated through continuous monitoring of their performance.

HOW THE APPRAISAL PROCESS WORKS

Homes are purchased on a comparative basis.  Buyers shop the market, comparing available homes and seeking the best values.  A home must be REALISTICALLY priced in order to sell.  Overpriced homes normally do not sell and soon become overexposed, making a sale difficult.  In order to establish a realistic price range, it is essential that the market value of your property be accurately determined.  The first step involves engaging qualified, independent, professional appraisers to inspect and evaluate your property.

What Is an Appraisal?

An appraisal is a carefully derived estimate of market value, as of a specific date, based on a logical study of the local real estate market, the condition of the property, financing conditions, and other general and specific data that are currently in effect or will most likely occur within a marketing period of 90-120 days (list to close).

What Is a Market Value?

Market value is defined as "an estimate of the price to be paid for a property by a well-informed buyer based on current and forecast market trends."  It represents the most accurate means available for projecting what a home will sell for on the open market.

How Appraisers Estimate Value

To arrive at a market value estimate, an appraiser must consider both general and specific data as well as the comparison of similar homes.  General data includes regional, city, and neighborhood information and incorporates physical, economic, social, and political factors that may influence property value.  Specific data pertains to the property itself.

GENERAL DATA

●	Supply and Demand

The number of people buying homes and the number of homes on the market affects property values. However, if a sellers' market or buyers' market exists in a particular neighborhood, it does not necessarily follow that the same condition is true elsewhere.  In appraising your property, the appraiser will consider local supply and demand.  How many homes are for sale in your immediate neighborhood?  How quickly are they being sold?  What are the conditions surrounding the sale?

●	Location

The general condition of homes in your immediate neighborhood and accessibility to shopping, schools, and transportation are key factors.  Proximity to heavy traffic, commercial establishments or industrial zones can adversely affect property values.

●	Economic Conditions

Economic conditions vary from region to region.  Strikes, plant closings, foreclosures, and outgoing group moves can have a depressing impact on property values.  However, new plant openings, incoming group moves, or locally awarded contracts can have an uplifting effect.

●	Financing Conditions

The cost (interest rates, discount points, etc.) and availability of mortgage financing both have substantial impact on housing prices.  If financing is costly or scarce, the market value of your home may be favorably affected if it has a high balance assumable mortgage with a low interest rate.

●	Political Factors

State and local governments can affect property values. school bonds, zoning changes, property reassessment, new school appropriations, as well as taxes and education, all impact housing prices.

SPECIFIC DATA

After collecting general data, the appraiser next analyzes a number of relevant specifics.  If the inspection appears to move along at a relatively rapid pace, remember an appraiser is an informed professional whose trained eye misses little.

●	Condition Viewed From Outside Your Home

Does your property have "curb appeal"?  On first seeing your home from the street, what will a prospective buyer think?  Does the general condition of the home and lot contribute to the home's attractiveness?  Is there demand for your architectural style?  Is your home on a public or private street?  Is the street paved?  Does it have a sidewalk?  Does your community have a public water supply, a sewage system, or does it depend on a well or septic system?

●	Condition Viewed From Inside Your Home

On entering your home, what will a prospective buyer think?  This is especially true in a Buyer’s market.  Does the overall condition reflect pride of ownership?  Does the floor plan afford a satisfactory flow of traffic?  Is the closet space adequate?  Is the kitchen spacious and up-to-date?  Is the decor neutral or is it too personalized?  The appraiser will record number of rooms, bedrooms, baths, kitchen, dining room, family, or similar rooms, and the dimensions of each.  The appraiser will closely observe quality of construction, floor coverings, paint, wallpaper, age, type, and condition of kitchen appliances and anything else that reflects the overall condition of your home.

Appraisals are affected by many factors: a fireplace, lot size, topography, a garage "under" versus one that is attached or detached, a screened porch as opposed to an open deck, a swimming pool, tennis court, and even the electrical system (ample circuits for anticipated demand).  Method of heating as well as energy savers such as insulation are significant factors in today's environment.

COMPARISON WITH SIMILAR HOMES

Comparable Sales

An appraisal is not complete unless your property is compared with similar homes that have recently sold and closed.  Comparable sales analysis is one of the most important elements in a professional appraisal.  Appraisers use a comprehensive data bank of homes to find satisfactory comparables.  Individual properties that are substantially different are difficult to compare.

The appraisers are instructed to select at least three comparable properties for comparison.  Each would ideally be in the general neighborhood of the appraised home, similar in size, style, and construction, and sold within the last three or four months.  Such criteria cannot always be met.  If the criteria cannot be met, the appraiser will make every effort to find the best comparables.

Appraisers make adjustments to compensate for any differences which significantly impact market value such as date and terms of sale, location, or architectural style of the home.  Adjustments for improvements reflect the appraiser's estimate of the market value rather than the original or replacement cost.  Certain improvements may not be valued as highly by prospective purchasers as their cost would indicate.

A property may be over improved.  Your landscaping may be superior to that of your neighbors.  You may have a cabana and swimming pool.  However it is often difficult to sell a house for $150,000 in an area of $100,000 homes.  Along the same lines, your decor may be unique and could have limited appeal.  The appraiser is asked for an opinion, "Will this property sell without any qualifications in its current condition?"

The offer the home purchase firm extends is the result of a thorough review of the appraisals to ensure completeness, accuracy, and consistency.  Only then will the appraisers' market value estimates be averaged to determine your Appraised Value Offer.

Because home selection is a highly personal and subjective process, an appraiser's estimate may be higher or lower than the eventual sales price.  Nevertheless, the market value represents the most accurate means available for projecting what your home will bring on the open market.

Comparable Listings

The appraiser also reports on current listings in a comparable price range being offered in the marketplace.  These homes are indications of what the market will bear in your neighborhood.  Competitive listings have a bearing on the marketability of your home as well as what competition exists and must be considered when computing an opinion of value.

Competitive listings should be a significant factor when you are establishing a realistic list price for your home.  This is especially true in an “over supplied” market.

In short, the appraisal will reflect the "as is,” "as vacant" condition of your home on the day of the appraisal.  Therefore, any deferred maintenance should be completed prior to appraiser's visit.  Have your home in prime "show condition."

Points to remember about an appraisal and the marketplace:

●	Money spent on repairs and maintenance is not normally recovered when a home is sold. Deferred maintenance, however, can actually reduce property value by the cost of needed repairs.

●	If construction costs have risen, such an increase in value may be offset by other factors such as aging, wear or deferred maintenance.

●	There is NO guarantee that a homeowner will make a profit when they sell their home; the MARKETPLACE is what determines whether a profit will be realized.

●
With UNLIMITED TIME, a seller may be able to find a buyer willing to pay more than the appraised value.  A relocation appraisal ESTIMATES the price which is most likely to be agreed upon by a typical buyer and seller within a reasonable period of time (90 to 120 days).

●	The improvements you make to your home may NOT be considered as desirable by subsequent owners as they were by you. Improvements may not increase the value of your property by as much as they cost.

●	Improvements or additions to a home do not necessarily increase value as much as their costs because an improvement that appeals to one owner may not appeal to all.

●
When people have styled a home in a very personal way, they tend to place a high value on it.  It can be difficult to understand that this personal touch does not necessarily translate into dollar value in the marketplace.

APPRAISAL INPUT

You may participate in the appraisal process.  Please complete the Appraisal Worksheet form using homes similar to your own that have recently sold and closed.  You may find the assistance of your REALTOR helpful in obtaining such information.  Please give this information directly to each appraiser (with a copy to your Consultant) when he/she visits your home.

How the Offer is Calculated

Upon receipt of the written appraisals, they will be reviewed for any discrepancies.  Following this review, the Appraised Value Offer will be established by averaging the two appraisals.  If the difference between the two appraisals exceeds 5 percent, a third appraisal will be requested.  The Appraised Value Offer will equal the average of the two closest appraisals.

BROKERS' PRICE OPINION

Although not part of the formal appraisal process, two Brokers' Market Analysis  will be ordered.  The information in these opinions will provide additional information to you and to the home purchase firm.  Included will be marketing strategies and recommendations on how to make your property more competitive.

The Brokers asked to provide this information may also be responsible for ordering any professional inspections regarding the physical condition of your home (pool, roof, septic, etc.).

The Brokers' Price Analysis are not used to compute the Appraised Value Offer.

AMENDED VALUE PROGRAM

Any offer you receive must be reviewed with your Consultant.  Should you wish to assign it, DO NOT sign any documents.  Call your Consultant with details of the offer.  This review will ensure that the terms you agreed to are indeed covered by the PG&E policy.  Your Consultant will sign the offer as your nominee in order to protect favorable tax treatment of the program. CONTINGENT OFFERS DO NOT QUALIFY FOR THE PROGRAM.

As part of the assistance, PG&E pays your brokers' commission and customary seller's closing costs (Customary for the county will be as defined by local Title Company.  Concessions are not considered customary.)  The customary costs of sale will not appear on the closing statement.  If you assign the closing of the sale of your home to the home purchase firm, you should not submit a closing statement to PG&E for reimbursement.

When you assign an offer, you are financially responsible for your home until you vacate.

Should you assign an offer and permit the buyer to assume your loan, you must indemnify (in writing) both PG&E and the home purchase firm against any future default.

Amended Value Offer

●
Your presence at the closing is not required since the home purchase firm will close the sale on your behalf.  You and your family are free to move to your new location.  You need only to sign the sellers' closing instructions, the deed and other related documents.

●	When you assign an offer, you will not incur normal selling expenses and will not, therefore, require reimbursement from PG&E.

You may assign more than one offer, that is, a backup offer to the home purchase firm.  Make certain that you contact your Consultant for details beforehand.

APPRAISED VALUE OFFER

Accepting the Appraised Value Offer

Approximately 15 business days after the appraisals have been completed and thoroughly reviewed, your Consultant will call you with the Offer to purchase your home.  An Offer to Purchase Package containing all the forms required for you to sell your home to the home purchase firm will follow.

Building permits must be on file to meet all current local building code requirements.

60 Day Marketing Period

Beginning with the day you are called with your Offer, you have 60 days to:

1.	Find a buyer willing to purchase your home at a comparable or higher price than Appraised Value Offer, and turn the sale over to the home purchase firm for closing (Assigned Sale); or

2.	Accept the Appraised Value Offer.

The 60-Day Market Period will not be extended for any reason.

You may accept the Appraised Value Offer anytime during the 60-day period by completing the appropriate documents.  Your home must have been on the market for AT LEAST 45 days prior to accepting the Appraised Value Offer.

60 Day Vacate Period

Upon your acceptance of the Appraised Value Offer, you will have up to 60 days to vacate your home.  You will be asked to indicate on the Seller's Data Sheet the date you plan to vacate.

Once you accept the Appraised Value Offer, your home will be listed for sale by the home purchase firm.  You are expected to cooperate with the home purchase firm by allowing prospective buyers to view your home by appointment at reasonable hours.

Your are responsible for all expenses of your home until the vacate date.

All appliances, heating, plumbing, and other fixtures to be sold with the home should be clean, in working order, and remain on the premises.  If removed, the full replacement value for each will be withheld from your final equity.

PAYMENT OF EQUITY

In order to meet your new home purchase obligations, you may find that you need funds (equity) prior to the normal equity payment date (close of escrow).  If so, payments of two types are available.

One:  From the time your are informed of the Offer to the time you accept the offer or assign an offer, you may request an equity payment.  This payment is available to you without any obligation to accept the home purchase firm's offer or assign an offer but must be repaid to the home purchase firm prior to the expiration of the offer period if you elect not to participate.  To obtain this payment, contact your consultant and complete the Equity Advance agreement/Promissory Note.

Two:  After assigning an offer or accepting the Appraised Value Offer, you may request an equity payment to be sent directly to your escrow account.  This payment is limited to the lesser of (1) the amount required to purchase the new residence or (2) 98 percent of your equity based on the Appraised Value Offer computed to the Date of Possession.  If you have an assigned offer, the equity is based on the Appraised Value Offer and not the assigned offer.  This procedure is used to protect you against an over advancement of funds.

Your final equity is computed by deducting the following items from the sale price:

●	Unpaid balance of principal and prorated interest on any mortgage(s) or equity line(s) of credit

●	Proration of real estate taxes

●	Unpaid special assessments, homeowner association dues

●	Monetary liens, judgments

●	Twice the estimated cost of work/repairs (except for termite repairs) if the work is not completed prior to your being cashed out.

Excess funds are withheld to eliminate any underpayment on your behalf.  Excess deductions are returned to you at the time of final closing, after the work/repairs have been completed and satisfactory inspection reports have been obtained.

Please note: Equity advances are made only to escrow accounts.

All required repairs must be completed.  Any costs PG&E incurs to return your home to clean, marketable condition will be subtracted from your final equity payment.  To prevent this, please discuss with the Realtor during the walk through those items that require repair and complete those repairs yourself.  Final equity may be withheld pending firm bids for any needed repairs.

If you accept the Offer, the home purchase firm will take over responsibility for the home on the Date of Possession.  Gas, electric, and water service should be left on.  You should request a final reading and ask that a final billing be sent to you.  The home purchase firm will arrange for a local REALTOR to have these utilities billed to them when you vacate.

The home purchase firm will provide insurance coverage for the home effective on the contract or vacate date, whichever is later.  You are responsible for maintaining coverage until then and for obtaining any refund due you from the insurance company.  If you have flood insurance, discuss the transfer process with your Consultant.

FINAL EQUITY PAYMENT

Your final equity will be sent to you as soon as the home purchase firm receives all of the required documents including your executed deed package.  Equity is calculated by prorating the carrying expenses listed below and subtracting them from the Appraised Value Offer.

Carrying Expenses:

1.	Outstanding encumbrances and/or indebtedness against the property and prorated interest;

2.	Prorated property taxes;

3.
If the required work is not completed and re-inspected prior to your vacate date, twice the amount of the estimate (except for termite repairs) with be  withheld to prevent any underpayment.  Any excess funds will be refunded upon completion of the work; and

4.	Bonds and assessments where included in the appraised value but unpaid.

THINGS YOU NEED TO DO

Call your consultant whenever you have a question.

Do not list your home with a local REALTOR until the Prelisting Analysis has been completed and approved.  Be sure to include the "Exclusion Clause."

Return the following to the home purchase firm from the introductory package.

--	Power of Attorney
--	California Real Estate Disclosure Statement
All parties whose names appear on the Deed must sign this form. The Appraised Value Offer cannot be released until these documents are received by the home purchase firm.

Return the Statement of Loan Account to your lender(s) as soon as possible.  Receipt of this information will expedite the calculation of your equity for any equity advance you may request.

It is helpful to telephone the lender and verify the address to which the request should be sent.  Sending this request to the attention of the person you speak with may help speed processing.  Having a contact name will assist you should you need to follow up.

Scheduling Appraisers/Inspectors Visits

The appraisers you select will contact you to schedule an appointment to visit your home.  This contact should be made within 48 hours of your making your selection known to the home purchase firm.  Contact your Consultant immediately if this does not occur.  If both visits are scheduled for the same day, allow at least 2 hours between appointments.  Have your Appraisal Input form completed and provide a copy to each appraiser.

Payment of Equity

Five working days must be allowed to process your request.  Advances can only be made to escrow accounts.  A maximum of 98 percent of your equity (based on the Appraised Value Offer) can be advanced.

Final Walk through

Contact the local REALTOR assigned by the home purchase firm to arrange for the final walk through (on the day you vacate).  Keys may be given to the REALTOR at this time.  This process is required for Appraised Value Sales only.

Final Utility Bills

Discuss the transfer of utilities with your consultant.  DO NOT DISCONNECT SERVICE.

Insurance

Cancel your homeowner's policy and ask your insurance agent to forward any refund directly to you.  If you have flood insurance, discuss the transfer process with your Consultant.

New Mailing Address

Provide your new mailing address AND telephone numbers to your Consultant.

VACATING YOUR HOME

Before vacating your home, contact your Consultant.  A local REALTOR assigned by the home purchase firm will conduct a final walk through prior to the release of final equity.  The walk through should be done on the date you vacate your home.

When you vacate, your home should be left in broom-clean condition and in the same condition, ordinary wear and tear excepted, as on the day your home was appraised.  Under PG&E's policy, the costs to put your home in broom-clean condition (clean oven, clean basins, floors, etc.) will be withheld from your final equity.

*****Next two pages contain Realtors walkthrough checklist

PG&E
Realtor’s Final Walk Through Checklist
Instructions to Realtor

This form is to be completed by the Realtor on the final walk through.  Both the Realtor and PG&E employee must sign off on page 2 of this report.  Please make a ( Ö ) next to the items that are inspected and in good condition.  Use the comments section to note any items which need repair, replacement or are not in “broom-clean” condition.  Also note in the comments section any furniture/appliances which obstruct your inspection of an area.

PROPERTY ADDRESSPG&E EMPLOYEE

( Ö )	LIVING ROOM	COMMENTS
WALLS
DOORS
FLOOR/CARPET
WINDOWS/SCREENS
COVERINGS
LIGHT FIXTURES
FIREPLACE/WOOD STOVE
OTHER

( Ö )	DINING ROOM	COMMENTS
WALLS
DOORS
FLOOR/CARPET
WINDOWS/SCREENS
COVERINGS
LIGHT FIXTURES
OTHER

( Ö )	KITCHEN	COMMENTS
WALLS
DOORS
FLOOR
WINDOWS/SCREENS
COVERINGS
LIGHT FIXTURES
STOVE TOP
OVEN(S)
HOOD/FAN
DISHWASHER
TRASH COMPACTOR
COUNTERS
GARBAGE DISPOSAL
REFRIGERATOR
OTHER

( Ö )	BEDROOM 1	COMMENTS
WALLS
DOORS
FLOOR/CARPET
WINDOWS/SCREENS
COVERINGS
LIGHT FIXTURES
OTHER

( Ö )	BEDROOM 2	COMMENTS
WALLS
DOORS
FLOOR/CARPET
WINDOWS/SCREENS
COVERINGS
LIGHT FIXTURES
OTHER

( Ö )	BEDROOM 3	COMMENTS
WALLS
DOORS
FLOOR/CARPET
WINDOWS/SCREENS
COVERINGS
LIGHT FIXTURES
OTHER

( Ö )	BATHROOM1	COMMENTS	BATHROOM 2	COMMENTS
WALLS
DOORS
FLOOR/CARPET
WINDOWS/SCREENS
COVERINGS
LIGHT FIXTURES
VENTILATING FAN
BASIN
TOILET
BATHTUB
SHOWER STALL
SHOWER DOOR
OTHER

( Ö )	OTHER	COMMENTS
WALLS
DOORS
FLOOR/CARPET
WINDOWS/SCREENS
COVERINGS
LIGHT FIXTURES
OTHER

AGENT                                                                                                      DATE                                                                                     EMPLOYEE                                                                   DATE

HOME SALE DIRECT REIMBURSEMENT

While PG&E has retained the home purchase firm for your benefit and convenience, you do not have to accept the Appraised Value Offer nor are you obligated to assign an offer to the home purchase firm for closing.  If you decide to close a sale on your own, you may be reimbursed by PG&E under the Home Sale-Direct Reimbursement policy.  Some tax assistance is provided.  See Tax Summary.  A list of the most typical seller closing costs can be found on page 41.

Employees who select this option are encouraged to review the potential tax consequences with Relocation Services.

REIMBURSEMENT FOR CLOSING COSTS (NEW HOME)

PG&E will reimburse you for the customary (as defined by local title company) closing costs paid by the buyer in your new area with the following limitations:  the LESSER of actual costs covered by policy or two and one-half (2.5) percent of the purchase price of your new home. Tax Assistance is provided. Points are excluded from tax protection. See Tax Summary.  Some items have a dollar limit.  See the worksheet in your packet for this information.  Concessions in a buyer's market are not considered customary.  One hundred percent equity reinvestment is assumed.  Ownership with other than a Spouse/Domestic Partner may not qualify for this assistance.  Consult with Relocation Services.

Note:  Credits from the seller will be deducted from the reimbursement.

In addition to this limit a home inspection is required and is not subject to 2.5% limit.

You must be a homeowner at the time of hire to be eligible for this assistance.  A list of customary reimbursable items appears on page 43.  You have one year from the effective date of hire to request reimbursement.

Remember to plan to have the necessary cash available to cover closing costs as they are reimbursed after the close of escrow.

Interim financing for the construction of a new home is excluded from the program.  Only the final loan is eligible for consideration.  If you plan to construct a new home, you are encouraged to review the reimbursement procedure with Relocation Services.  Employees who have a home constructed are limited to the same overall 2.5 percent maximum reimbursement.  If you choose non-conventional financing consult with Relocation Services to determine your eligibility.

It is important to note that points are subject to withholding taxes and are not tax protected.  However, they may be deductible for tax purposes as an itemized deduction.  See Tax Summary.

TAXES

The sale of your former home and the purchase of your new home may have varying income tax consequences.

Most of the assistance outlined in this handbook may be considered taxable and must be reported to the Internal Revenue Service.  Therefore, you will be taxed on it in the year in which it is paid by the company.

The Internal Revenue Service requires that taxes be withheld at the time of reimbursement.  You are encouraged to review the TAX SUMMARY sheet to understand how the process is implemented.

We recommend that you keep receipts for ALL of your relocation expenses, even when not required by the company for reimbursement.  These may be required as documentation by local, state, or federal tax authorities.  We also recommend that you seek the advice of a competent tax professional to assist you in filing your taxes in the year that you incur relocation expenses.  Your moving allowance may be used to offset the cost of this service.  A chart summarizing how the company tax treats relocation expenses is provided in your packet.

In January of each year, Relocation Services will provide you with a Relocation Expense Summary.  This information will assist you in the preparation of your annual tax return.

TIME OFF

The decision to grant time off from work for relocation related activities is a line decision and employees are encouraged to discuss this with their supervisor.  The decision to grant time off with pay and the charge of time off with pay is up to the individual department.

USE OF COMPANY CAR

The IRS requires that use of a Company car for relocation related expenses be reported as imputed income.  Consult with Relocation Services for details.

APPENDIX

HELPFUL HINTS WHEN BUYING OR SELLING A HOME

BUYING A HOME

Make several thorough tours of the home. Try to visualize traffic flow.  Check to make sure there is adequate storage and closet space.  Check the position of the house on the lot to see how much sunlight you can expect to receive.  Look at the size of the rooms in relation to your furniture.

Investigate the neighborhood.  If it is a new area, check to see if you will be assessed for new road, sidewalks, or schools.  If it is an old area, check to see how well maintained the surrounding homes appear.

Beware of poor construction.  Some indications of this are cheap fixtures, uneven floors, and doors that don't fit properly.

Carefully check the heating and cooling system.  Make sure it can meet the demands of the climate.

Consider the distance from your job, from schools, and from shopping areas.

Do not be sold by "gimmick" items such as skylights or beamed ceilings, especially if the overall construction is not good.

Do not buy a home you are not sure you can afford.  Remember that you must take into account property taxes, utilities, maintenance, and many miscellaneous expenses which may exceed your budget.

SELLING A HOME

Clean your house as thoroughly as possible.  Make sure that all appliances, rugs, tile, and bathroom fixtures are clean.  Get rid of clutter.

See that the price is right.  An asking price higher than the market value can substantially reduce the number of potential buyers who will come to look at your home.

Trim the lawn and see that the grounds are neat.

Turn off the radio, stereo, or television when your house is being shown.  They are distracting.  Keep pets out of the way.

If you home is shown at night, turn on several lights throughout to create a feeling of warmth.  If shown during the day, open curtains to make the house light and cheerful.

Do not apologize for the appearance of your home.  After all, you're living in it!

Do not discuss furniture or interior decoration.  This may confuse the buyer whose tastes are probably different from yours anyway.

Do not get involved in the conversation during the showing.  Leave it to your Realtor to answer questions whenever possible.

CLOSING COSTS ASSOCIATED WITH THE SALE OF A HOME

1.REIMBURSABLE ITEMS*

Attorney fees (in lieu of a title company)
Brokerage fee/commission (normal for the area if a broker is used)**
City report
Escrow fees
Home warranty
Notary fees
Prepayment penalty on first mortgage***
Reconveyance fees
Recording fees
Statement fees
Tax stamps
Title insurance
Transfer tax (city and/or county)

2.NON-REIMBURSABLE ITEMS

Any items not specifically covered by policy or negotiated between buyer and seller
Appraisal fee
Assumption fee
Bonds
Buy downs
Credit reports
Delinquent taxes
Document preparation fee
Endorsements
Fix-up expenses and maintenance costs
Homeowner Association dues or transfer fees
Impound accounts
Insurance
Interest
Late charges
Mortgage insurance
Photos
Points of all kinds
Prepayment penalty on second mortgage
Principal
Reinspections
Repairs

2.NON-REIMBURSABLE ITEMS - continued

Taxes
Termite inspection
Termite/pest control work
VA/FHA points

*Consult with Relocation Services for customary items in the county of the sale.

**If an employee, Spouse/Domestic Partner or family member is a REALTOR, it is a conflict of interest for the company to reimburse members of a relocating family for services (commission) connected with the sale of the old home or purchase of a new home.

***Limited to the lesser of six months interest or $3,000.

CLOSING COSTS ASSOCIATED WITH THE
PURCHASE OF A HOME

1.REIMBURSABLE ITEMS*

Appraisal fees
Assumption fee
Attorney fees (in lieu of escrow fees, if typical for the area)
City report
Credit report (Limited)
Documentation preparation fees (Limited)
Endorsements
Escrow fees
Flood Certificate (Limited)
Forwarding fees
General Home Inspection
Home warranty
Loan tie-in fees**
Notary fees
Points: Limited to two. Based on (95% equity reinvestment)
Pool/Spa inspection
Recording fees
Roof inspection
Septic report (only if required by lender)
Statement fees
Tax service (Limited)
Tax stamps
Termite inspection
Title insurance
Transfer tax (city and/or county)

2.NON-REIMBURSABLE ITEMS

Any items not specifically covered by policy or negotiated between buyer and seller
Application fee
Bonds
Buy downs
Construction Loans*
Fix-up expenses, repairs, maintenance costs
Homeowner Association dues/Association Transfer fees
Impound accounts
Insurance
Interest
Late charges

2.NON-REIMBURSABLE ITEMS - continued

Mortgage insurance
Photos
Principal
Processing Fee
Repairs
Soil report
Taxes
Underwriting fees

*Consult with Relocation Services for customary items in the county of the purchase.

**Consult Relocation Services for current guidelines.

Please NOTE all information is subject to change.  If there are any questions, please call Relocation Services at (415) 817-8294.

APPOINTMENT LOG

The log is designed to assist you schedule and monitor the individuals required to visit your home.

Please notify your Consultant IMMEDIATELY if an individual fails to keep an appointment.

	NAME	DATE	TIME
Appraiser	1.____________________ 2.____________________ 3.____________________	__________ __________ __________	_______ _______ _______
Broker	1.____________________ 2.____________________	__________ __________	_______ _______
Termite Inspector
Pool/Spa Inspector
Septic Inspector
*Roof Inspector
**Assigned REALTOR
*May be required due to age or condition
**Final walk through required for Appraised Value Sale only

QUESTIONS/ANSWERS

Appraised Value Offer

Q:  What type of input do I have in determining the Appraised Value Offer of my home?

A: You may participate in the appraisal process.  To do this, complete the Appraisal Worksheet form and provide a copy to each appraiser at the time of the appraisal and a copy to the home purchase firm.

Q: If I accept the Appraised Value Offer, when am I no longer responsible for the mortgage payments, etc., on my home?

A: The Date of Possession of your home will be either (1) the date you vacate your home, or (2) the date your Contract is received by the home purchase firm, whichever is later.  As of the Date of Possession, you are no longer financially responsible for your home, provided no repairs/inspections, etc., remain uncompleted.

Inspections

Q:  What inspections are necessary?

A:  A termite/wood-destroying pest and organism inspection is required.  Where applicable, a well and/or septic inspection; swimming pool and/or spa/hot tub, radon gas inspection.  If any report is unclear or incomplete, the home purchase firm will order a second inspection.  Other inspections may be required depending on property conditions.  All inspections will be paid for by PG&E.

Q:  What is a "home inspection"?

A:  Home inspections are required.  This is a general inspection of the structure of the house, plumbing, heating, electrical, air conditioning, solar, all appliances, and roof to determine if everything is in good working order and meets code requirements.  The inspection is done by a home inspector, if available, otherwise a general contractor is used.  These are ordered by the home purchase firm and paid for by PG&E.

Q:  What happens if an inspection, etc., indicates that repairs are required?

A:  You must have the work completed, have a reinspection done, and submit the clear report to the home purchase firm prior to receiving your final equity.

Q:  If an inspection, etc., indicates repairs are required and (1) I want to move to my new home prior to the completion of the necessary repairs on my existing home, or (2) I just don't want the bother of obtaining bids and ensuring the work is complete, etc., what are my options?

A:  The home purchase firm will obtain an estimate for the required work and withhold two times this amount (termite work excepted) from your equity.  By withholding additional dollars, it will not be necessary to request additional funds from you should the estimate be low.  Once the work is completed, the home purchase firm will refund any excess dollars to you immediately.

Q:  At the same time I selected appraisers, the home purchase firm informed me that one or two Brokers' Market Analysis  would also be ordered. What does this mean? Will the Brokers' Market Analysis affect the appraiser's value?

A:  The opinion(s) provide the home purchase firm with marketing strategies should you turn the home over to them.  At the same time, the Brokers may make recommendations on how to make the property more marketable.  This information will also be given to you to help you sell the home during your 60-day marketing period.  The appraisers' final value is independent of the Brokers' Opinions.

Q:  What should I do when I receive an offer to purchase my home?

A:  Call your Consultant immediately.  If your Consultant is not available, include the clause "Subject to review by the home purchase firm" in your acceptance.

Amended Value Offer

 Q: If I am able to find a buyer willing to purchase my home for more than the Appraised Value offer or even at the Appraised Value offer, is it beneficial to me to assign the offer to the home purchase firm for closing?

A:  Yes.  The home purchase firm will: (1) handle all the details; (2) advance either 98 percent of your equity based on the Appraised Value offer or the amount required to purchase the new home, whichever is less.

     Should the assigned offer fail to close, the Appraised Value offer will be amended to reflect the sales price.

Q:  If I assign an offer, will my Realtor receive a commission?

A:  Yes.  This cost is paid by the home purchase firm at the close of escrow and assumed by PG&E.

Q:  Why must a purchase contract be signed only by the Home Purchase Firm?

A:  In order to meet Internal Revenue Service guidelines, the purchase and sale agreement can be signed only by your buyer(s) and the Home Purchase Firm.  The Power of Attorney you sign allows the Home Purchase Firm to sign in your behalf as your nominee.  Failure to follow these guidelines will negate the benefit of using the Home Purchase Firm AND will result in a substantial tax liability for you.

Equity Advances

Q:  What if I want two advances of  my equity:  one to be forwarded to the title company handling the closing of my new home and one to be given directly to me so that I may begin redecorating the new home, etc.?

A:  Advances are made only to escrow accounts.  The equity advance to escrow is a benefit provided so that you will not be subject to the customary closing procedures (no funds received from the existing home until close of escrow).  With the advance, you are able to purchase your new home in an expeditious manner.

CAL VET/VA Loan Transfer

Q:  What if I have a CAL VET or VA loan on my present home that I want to transfer to my new home, but I am unable to make the transfer for six to eight months due to the state/federal procedures?

A:  The home purchase firm will take your home into inventory while you continue to make mortgage payments; however, if the home purchase firm is able to find a buyer prior to the transfer of your CAL VET/VA loan, you would be required to pay off the loan so that there is clear title.  (Notify the home purchase firm immediately if you plan to transfer your loan.)

GLOSSARY OF TERMS

Amended Value

A negotiated offer, presented by a Broker, which the homeowner and home purchase firm determine exceeds or equals the Appraised Value offer and which the homeowner, upon acceptance, instructs the home purchase firm to close and administer.  Should this sale fail to close, the Appraised Value Offer will be amended to reflect the sales price of the offer, which was assigned.

Appraisal Worksheet

A form to be completed by each new hire, with the assistance of a Broker, supplying pertinent comparable sales and listing data to the appraisers and home purchase firm.

Appraised Value Offer

The value derived from an average of two independently obtained appraisals and extended by the home purchase firm to a homeowner.  The offer is valid for 60 days.

Contract for Sale

The document by which a new hire sells his/her home, or assigns his/her home for sale to the home purchase firm.

Date of Possession (Appraised Value Sale)

The date the homeowner vacates the home provided the home purchase firm has received signed contracts.

Equity Advances

Depending on individual need, two types are available:

1) A reasonable sum for an earnest money deposit on a residence in the new location.

2) The lesser of the amount required to purchase the new residence or 98 percent of equity based on the Appraised Value offer.

Exclusion Clause

Language commonly included in relocation-related listings, which allows a homeowner to sell his/her home to the home purchase firm for the Appraised Value offer without incurring the cost of a Broker's commission.

Independent Appraisers

Specially trained and certified professionals hired by the home purchase firm on a fee basis, who establishes the Appraised Value for residential real estate.  Each appraiser used is experienced in establishing values in the area where a new hire’s home is located.

Marketing Period

The period of 60 days, beginning with the postmark date of the written Appraised Value offer, during which a homeowner may choose to assign an independent sale or accept the Appraised Value Offer.

Proration Date

The date the home purchase firm assumes responsibility for the ongoing expenses (mortgage, insurance, utilities, etc.) of a property.

Vacate Period (Appraised Value Sale)

The period of time from the date of acceptance of the Appraised Value offer to the date the property is formally vacated (up to 60 days).

TAX SUMMARY FOR NEW HIRE HOMEOWNER – OFFICER
(moves more than 50 miles)

ASSISTANCE	TAXES WITHHELD	TAXES PAID BY
Household Move Household Storage First 30 days Over 30 days	None None Federal, State, FICA & SDI	Fully Excludable Fully Excludable Company: Flat Rate Employee: FICA (OASDI) & SDI
Moving Allowance	Federal, State, FICA & SDI	Employee*
Home Sale-Direct Reimbursement (In lieu of Home Purchase Firm) Tax Offset (up to one month’s salary)**	Federal, State, FICA & SDI	Employee*
Home Purchase-Direct Reimbursement* AND Company Mortgage Program	Federal, State, FICA & SDI	Company: Flat rate up to maximum, excluding points. Employee: Points. Federal, State, FICA & SDI
Mortgage Interest Differential Allowance	Federal, State, FICA & SDI	Employee

*Taxes owed by the employee are deducted DIRECTLY from the reimbursement.  This is an IRS requirement.
**Capped at $10,000.  Pro-rated based on reimbursement.

All reimbursements for moving expenses will be included on the employee's W-2 as other income except household move, storage (first 30 days).

Federal, State and FICA taxes withheld will also be included on the employee's W-2 whether paid by the employee or the company.

The company will furnish a Relocation Expense Summary, which is to be filed with the employee's tax return.  The information will be provided by January 31, for the prior year's expenses.

The company uses a standard withholding rate 25% Federal, State*, 1.45% Medicare.

2009 FICA Limits:  6.20% (OASDI)    to              $106,800
                              1.45% (Medicare) to                  unlimited

2009 SDI               1.10%                  to                     $90,669

* State Tax, where appropriate, will be part of the Company tax gross-up.

NOTE:	If an item is considered taxable, but paid directly to a vendor, any tax due will be deducted from the next payroll check.

HOME PURCHASE-DIRECT REIMBURSEMENT

This example is intended only to illustrate process.  The pay rates may not reflect actual rates in effect at the time of payment.

Reimbursable Items:

Reimbursable Items:		Purchase Price:	$225,000.00
Points	$3,600.00
Credit Report	50.00
Document Preparation	150.00	2.5% of Purchase Price =	$5,625.00
Appraisal	300.00	Home Inspection	+ 425.00
General Home Inspection	325.00	Total Reimbursed	$6,050.00
Escrow Fees	450.00	Points-Employee Tax Liability	-3600.00
Title Insurance	985.00
Termite Inspection	95.00
Notary Fees	25.00	Relocation Tax Liability	$2,450.00
Recording Fees	35.00
Tax Service	76.00
Flood Check Fee	20.00
Home Inspection	425.00	(Not Subject to the 2.5%cap)
TOTAL	$6,536.00

Mechanics of Tax Gross/Up & Withholding
The amount of $5,625 + $425 = $6,050 is reimbursed because it is the Lesser of actual or 2.5% of the purchase price.  Points may be deductible as an itemized deduction so they are not grossed up.

Total Amount Reimbursed:	$6,050.00		Amount Company Paid Tax On:	$2,45000
Gross Up:(FIT, SIT & Medicare)		1,363.23	Co. Paid Gross Up: (FIT, SIT & Medicare)	1,363.23
			Amount Employee Pays Tax On:	3,600.00
Amount Reported:		$7,413.23	Amount Reported:	$7,413.23

				Employee
		Total Taxes	Tax Paid by PG&E	Tax Liability
				“Points”
Amount Taxes were based on:			$2,450.00	$3,600.00

FIT*	25.00%	$1,853.31	$953.31	$900.00
SIT*	9.3%	570.63	354.63	216.00
Medicare*	1.45%	107.49	55.29	52.20
OASDI	6.20%	459.62		459.62
SDI	1.10%	81.55		59.31

*TOTAL	64.25%	$3,072.60	$1,363.23	$1,709.37

AMOUNT TO BE WITHHELD:			1,709.37
Net to Employee:            $4,340.63                                    ($7,413.23 – 1,363.23 - 1,709.37)`